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                                                                    EXHIBIT 10.6

                                  SUMMARY OF
                        THE COCA-COLA ENTERPRISES INC.

                      1992-1994 LONG-TERM INCENTIVE PLAN
                      1993-1995 LONG-TERM INCENTIVE PLAN



         The 1992-1994 Long-Term Incentive Plan and 1993-1995 Long-Term Incentive Plan (each a "Long-Term Incentive Plan") of Coca-Cola Enterprises Inc. (the "Company") provides for awards of incentive compensation to certain officers and key employees of the Company if certain objective performance targets established for the Company over a three-year period are satisfied.
The Compensation Committee of the Board of Directors administers each Long-Term Incentive Plan, approves the employees eligible to participate and approves the three-year Company performance targets.

         The performance targets reflect the long-range financial goals of the Company and do not necessarily depend on improvement in the performance of the Company in one year over the previous year. The three-year performance period begins on January 1 for each Long-Term Incentive Plan. For each Long-Term Incentive Plan the performance target is based upon the average annual growth rate of cash operating profit of the Company over the three-year performance period.

         Continued employment of a participant is required in order to receive the cash award. Cash awards will be paid in 50% payments in the first year immediately following the end of the three-year performance period, and the remaining 50% will be paid during the third year following the end of the three-year performance period. A participant whose employment terminates during a performance period for any reason other than death, disability, retirement or employment with The Coca-Cola Company or its subsidiaries is not entitled to an award. If the participant dies, retires or becomes disabled during the three-year performance period, a pro rata portion of the award will be paid to the participant or the participant's estate. Additional conditions in the payment of the awards of the Long-Term Incentive Plan are subject to the discretion of the Compensation Committee.